EXHIBIT 99.1

Press Release

Information Holdings Acquires CDC Solutions

STAMFORD, Conn.— (BUSINESS WIRE)—Dec. 1, 2003—Information Holdings Inc. (NYSE: IHI - News) today announced that it has acquired CDC Solutions, Ltd. (“CDC”), a leading provider of regulatory publishing solutions for the life sciences industry. IHI’s Liquent, Inc. subsidiary (“Liquent”) has acquired CDC for initial net cash consideration of approximately $19.3 million. There is potential additional consideration dependent on future operating results of Liquent and CDC on a combined basis. IHI currently estimates that future consideration will be in a range of $4-14 million.

CDC, based in the United Kingdom, provides software and services that facilitate the preparation and submission of regulatory filings in the life sciences industry. Its products are used by leading pharmaceutical, biotechnology and medical device companies to create new drug applications, reports, proposals and technical documentation. CDC will be included in IHI’s software segment and will be integrated from an operational perspective with its existing Liquent business.

The Company expects that CDC will generate revenues of $12-13 million for the year ending December 31, 2003. The acquisition is expected to be accretive to IHI earnings beginning in the first quarter of 2004. During the quarter ending December 31, 2003, the Company expects to incur certain non-recurring charges related to the integration of Liquent and CDC. Additional information regarding the financial impact of the CDC acquisition will be discussed in conjunction with the Company’s fourth quarter 2003 earnings announcement.

Commenting on the announcement, Mason Slaine, IHI’s President & CEO said, “CDC and Liquent are two primary providers of mission critical software and services related to the preparation, completion and submission of mandated regulatory life science new drug applications (“NDA’s”) throughout the world. Together with IDRAC, IHI’s provider of regulatory data to the life science market, IHI believes it now has the most complete suite of offerings related to NDA’s of any company in the world. IHI’s presence will now be global with Liquent’s historic strength in North America, CDC’s strong presence in UK and Asia and IDRAC’s presence and strength in central Europe.”

“The CDC acquisition will also allow for major cost synergies in the business and importantly allow for a global introduction of Liquent’s new enterprise software, Insight. Insight will move into a commercial mode during the first quarter of 2004 and the reception to date among its beta customers has been excellent. We expect Insight to drive Liquent forward at double digit growth rates for many years.”

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products, software solutions and services to intellectual property, life science and IT learning markets. IHI’s data segment, which includes MicroPatent®, Master Data Center(TM) and IDRAC, provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI’s software segment includes Liquent and Transcender®. Liquent is a leading provider of regulatory publishing solutions for the life sciences industry. Transcender is a leading online provider of IT certification test-preparation products.

The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements are typically statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “will,” “expects,” “anticipates,” or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI’s financial results is included in IHI’s filings with the SEC including its Annual Report on Form 10-K for the year ended December 31, 2002. The forward-looking information in this release reflects management’s judgment only on the date of this press release.

Contact:

Information Holdings Inc.
Vincent A. Chippari, 203-961-9208
vchippari@informationholdings.com